Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

CONTACTS

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Ron Trahan, Ronald Trahan Associates Inc., 508-359-4005, x108

Inovio Awarded US Army Contract for Bio-Defense Vaccine Research Using its Electroporation Delivery Technology

SAN DIEGO, Sept 23, 2008 — Inovio Biomedical Corporation (AMEX:INO), a leader in enabling the development of DNA vaccines using electroporation-based DNA delivery, announced today it has received a contract for $933,000 from the Department of Defense (US Army) to continue research and development of DNA-based vaccines delivered via its proprietary electroporation system. The contract, titled “Design and Engineering of the Elgen Gene Delivery System for Screening and Validation of Vaccine Candidates of Military Relevance,” will run through May 2010. This project is focused on identifying DNA vaccine candidates with the potential to provide rapid, robust immunity to protect against bio-warfare and bioterror attacks.

Dr. Avtar Dhillon, president and CEO of Inovio, said: “We have a productive working relationship with the US Army and are enthusiastic that they are supporting yet another research project with Inovio focused on the use of electroporation for biodefense vaccine development. Furthermore, we believe that knowledge developed from this research is also relevant to the research and development of commercially attractive therapeutic vaccines for targets such as cancer and chronic infectious diseases.”

About Inovio Biomedical Corporation

Inovio Biomedical (AMEX: INO) is focused on developing multiple DNA-based immunotherapies and DNA vaccines. Inovio is a leader in developing human applications of electroporation using brief, controlled electrical pulses to increase cellular uptake of a useful biopharmaceutical. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, our 10-Q for the six months ended June 30, 2008 and other regulatory filings from time to time. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proved accurate.